N-SAR Item 77Q(3) Exhibit
Because the electronic format of
filing Form N-SAR does not provide
adequate space for responding to Items
72DD, 73A, 74U and 74V correctly,
the correct answers are as follows:


Evergreen California Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		4,725,242	0.23		20,421,812	10.62
Class B		13,034		0.19		67,554		10.62
Class C		56,749		0.19		309,780		10.62
Class I		295,584		0.24		1,169,633	10.62


Evergreen Pennsylvania Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		1,084,290	0.24		 4,660,816	11.09
Class B		   200,585	0.20		   836,206	11.05
Class C		   166,436	0.20		   828,270	11.07
Class I 	 7,767,334	0.25		29,330,167	11.09